Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Premium Threshold Level	Premium Threshold Level	Premium	Hypothetical Redemption
October 4, 2027	100.00%	10.50%	$1,105.00
September 25, 2028	95.00%	21.00%	$1,210.00

If the closing value of the worst performer is not greater than or equal to the premium threshold level on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,315.00
50.00%	$1,315.00
25.00%	$1,315.00
-10.00%	$1,315.00
-10.01%	$1,000.00
-30.00%	$1,000.00
-30.01%	$699.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

3 Year Autocallable Securities Linked to the Worst of SX5E and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The EURO STOXX 50® Index (ticker: “SX5E”) and the S&P 500® Index (ticker: “SPX”)
Pricing date:	September 25, 2026
Valuation dates:	Annually, beginning approximately one year after issuance
Final valuation date:	September 25, 2029
Maturity date:	September 28, 2029
Final barrier value:	For each underlying, 70.00% of its initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the worst performer is greater than or equal to its premium threshold level, the securities will be automatically redeemed for $1,000 plus the applicable premium

Premium:	10.50% per annum
Premium threshold level:

For each underlying, the premium threshold level applicable to each valuation date is the percentage of the initial underlying value of such underlying indicated below.

October 4, 2027:

For each underlying, 100.00% of its initial underlying value

September 25, 2028:

For each underlying, 95.00% of its initial underlying value

September 25, 2029:

For each underlying, 90.00% of its initial underlying value

CUSIP / ISIN:	17334CXK5 / US17334CXK51
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):

•If the final underlying value of the worst performer on the final valuation date is greater than or equal to its premium threshold level applicable to the final valuation date:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value of the worst performer on the final valuation date is less than its premium threshold level applicable to the final valuation date but greater than or equal to its final barrier value:

$1,000

•If the final underlying value of the worst performer is less than its final barrier value:

$1,000 + ($1,000 × the underlying return of the worst performer on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated September 4, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•The securities are subject to heightened risk because they have multiple underlyings.

•The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.

•You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.

•You will not receive dividends or have any other rights with respect to the underlyings.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlyings.

•The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.